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Exhibit 10.26

SEVERANCE, NONCOMPETITION, WAIVER AND RELEASE AGREEMENT

        This Severance, Noncompetition, Waiver and Release Agreement (this "Agreement") dated December 6, 2004, between UnitedGlobalCom, Inc., a Delaware corporation, (the "Company"), and Mark L. Schneider ("MLS"), who resides in London, England.

RECITALS

        A.    MLS has been employed by the Company in various capacities, with his most recent assignment as Chief Executive Officer of chello media BV.

        B.    The Company and MLS have agreed that MLS's employment with the Company and secondment to chello media BV shall terminate on December 31, 2004. Thereafter for two years, MLS will act as a consultant to the Company, pursuant to a Consulting Agreement dated December 31, 2004 (the "Consulting Agreement"), and will serve, at the pleasure of the CEO of the Company.

        C.    The Company desires fully and completely to resolve all differences with MLS and implement the Company's severance arrangements with MLS.

AGREEMENT

        In consideration of the following conditions, covenants, and agreements, the sufficiency of which the parties acknowledge, the parties agree as follows:

        1.    Termination of Employment.    MLS's employment with the Company shall end on December 31, 2004, and he shall continue to receive his salary through that date.

        2.    Consideration.    In consideration for this Agreement, the Company will provide MLS with the following upon the termination of his employment and his acknowledgement and reaffirmation of the terms of this Agreement:

          a.     Payment in the amount of $1,203,614.85, less applicable payroll taxes, if any, which amount equals two times MLS's salary for calendar year 2004.

          b.     Two years of accelerated vesting of the 412,000 stock appreciation rights ("SARs") at a base price of $2.87 per share and 412,000 SARs at a base price of $4.57 per share granted by the Company on October 7, 2003, pursuant to its Equity Incentive Plan that was effective September 1, 2003. MLS shall be entitled to exercise his vested SARs at any time up until December 31, 2005, at which time any unexercised SARs shall be cancelled.

          c.     Extension for three years, to December 31, 2007, of the time for MLS to exercise the options for 1,000,000 shares of the Company's stock which are currently existing and outstanding.

        3.    Tax Liability.    MLS shall be responsible for any and all taxes owed to any local, state, federal or foreign government agency as a result of any of the consideration received in paragraph 2 above. The consideration paid in paragraph 2 will not be subject to the Company's Tax Equalization Policy.

        4.    Noncompetition Agreement.

          a.     MLS agrees that for two years after the date of termination of employment ("Date of Termination"), MLS will not, without the consent as defined in the consulting agreement of the Company, (i) Participate In (as defined below) any entity or organization in the business of providing broadband communications services (which term shall include, without limitation, any one or more of video programming and/or distribution, interactive television, telephone and

  Internet access services) in competition with the Company or any of its subsidiaries in the respective geographic areas (the "Territory"), where the Company or its subsidiaries conducted such businesses at the Date of Termination ("Restricted Business") and, in view of the continuing expansion by the Company of its broadband services in Europe, all of Europe shall be considered one geographic area and any activities of MLS European countries related to broadband services shall be deemed "in competition with the Company" for purposes of this paragraph and prohibited, or (ii) directly or indirectly solicit or interfere with, or endeavor to entice away from the Company or its subsidiaries any of their respective suppliers, customers or employees. The employment by MLS or a business that MLS Participates In of a person employed or formerly employed by the Company shall not be prohibited by the foregoing provision if such person sought out employment on his own initiative without initial encouragement, direct or indirect, by MLS.

          b.     The term "Participate In" shall mean: "directly or indirectly, for his own benefit or for, with or through any other person, entity or corporation, own, manage, operate, or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, member, consultant, advisor, agent, independent contractor, creditor, guarantor, financial backer, stockholder, investor or otherwise with, or acquiesce in the use of his name in." Notwithstanding the foregoing, MLS shall not be deemed to Participate In a Restricted Business merely because MLS (a) owns not more than 10% of the outstanding equity of an entity, or (b) is employed by or acts as a consultant, advisor or independent contractor to a business unit of an entity or organization that is not related, directly or indirectly, to the Restricted Business of such entity or organization.

          c.     MLS acknowledges and agrees that the time, geographic area and scope limitations of the MLS's obligations in subparagraph 4(a) above are reasonable and do not impose a greater restraint than is necessary to protect the good will or other business interests of the Company. MLS further acknowledges that he will not be precluded from gainful employment if obligated not to compete with the Company during the period specified above and within the Territory.

          d.     The covenants contained in this Agreement shall be construed as a series of separate covenants, one for each geographic area in the Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant set forth in subparagraph 4(a) above. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. If any restriction contained in this paragraph shall be deemed to be invalid, illegal or unenforceable by reason of the extent, duration, geographical scope or other provision hereof, then the extent, duration, geographical scope or other provision hereof as applicable shall be deemed to be reduced so that in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

          e.     MLS acknowledges and agrees that any breach or threatened breach of the provisions of this paragraph 4 of this Agreement would cause irreparable injury to the Company for which money damages will not provide an adequate remedy. In addition to any other rights or remedies the Company may have at equity or in law with respect to any breach of those provisions, if MLS threatens to commit or commits a material breach of any of such provisions, the Company may have such provisions specifically enforced by any court having equity jurisdiction.

        5.    Release by MLS.    MLS, individually and on behalf of his successors, heirs and assigns, releases, waives and discharges the Company and any of its parents, subsidiaries, otherwise affiliated corporations, partnerships or business enterprises, and their respective present and former directors, shareholders, employees, agents, lawyers and assigns (hereinafter "Released Parties"), from any and all causes of actions, claims, charges, demands, losses, damages, costs, attorneys' fees and liabilities of any kind that MLS may have or claim to have, in any way relating or arising out of any act of commission or omission from the beginning of time to the date of MLS's execution of this Agreement; provided, however, nothing contained in this Agreement shall release any claim MLS may have for indemnification by any employer for claims asserted against MLS by any third party for any acts performed within the scope of his duties as an officer or employee of the Company under the Company's charter or bylaws, except as specifically set forth in the Settlement Agreement dated December 6, 2004 between MLS and the Company and chello broadband N.V. This Release includes, but is not limited to:

          a.     Claims under federal, state, or local laws prohibiting age, sex, race, national origin, disability, religion, sexual orientation, marital status, retaliation or any other form of discrimination or mistreatment such as, but not limited to, the Age Discrimination in Employment Act, (29 U.S.C.A. § 621 et seq.), Title VII of the Civil Rights Act of 1964, Civil Rights Act of 1991, 42 U.S.C. § 1981, § 1985, § 1986 the Americans with Disabilities Act, and the National Labor Relations Act, as amended, 29 U.S.C. § 151, et seq.;

          b.     Intentional or negligent infliction of emotional distress, defamation, invasion of privacy and other tort claims;

          c.     Breach of express or implied contract claims;

          d.     Promissory estoppel claims;

          e.     Retaliatory discharge claims;

          f.      Wrongful discharge claims;

          g.     Breach of any express or implied covenant of good faith and fair dealing;

          h.     Constructive discharge;

          i.      Claims arising out of or related to any applicable federal and state constitutions;

          j.      Claims for compensation, including without limitation, any wages, bonus payments, options, on call pay, overtime pay, commissions or any other claim pertaining to local, state or federal wage and hour or other compensation laws, such as, but not limited to, the Worker Adjustment and Retraining Notification Act, 28 U.S.C. § 2101, et seq. and the Fair Labor Standards Act, as amended, 29 U.S.C. § 201, et seq.;

          k.     Fraud, misrepresentation, and/or fraudulent inducement;

          l.      Claims made under or pursuant to any severance plan or program maintained by any of the Released Parties; and

          m.    Other legal and equitable claims regarding MLS's employment or the termination of his employment.

        6.    Covenant Not To Sue.    MLS warrants and represents that he has not filed or caused to be filed any charge or claim against any Released Party prior to execution of this Agreement in any administrative agency, court of law or other tribunal and that he will not do so in the future. MLS further agrees that he is not entitled to any remedy or relief if he were to pursue any such claim, complaint or charge.

        7.    Entire Agreement.    This Agreement represents the entire agreement between MLS and the Company with respect to MLS's employment termination, superseding any and all prior agreements, and MLS acknowledges that the Company has not made any promise or offered any other agreement except those expressed in this document to induce or persuade MLS to enter into this Agreement.

        8.    Provisions Related To Persons Over Age 40.    MLS acknowledges that he is age 40 or older. BY SIGNING THIS AGREEMENT, MLS ACKNOWLEDGES THAT THE COMPANY HAS ADVISED HIM TO DISCUSS THIS WAIVER AND RELEASE AGREEMENT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT. MLS acknowledges and agrees that the Company is not responsible for any of his costs, expenses and attorneys' fees, if any are incurred, in connection with any claim or the review and signing of this Agreement.

        9.    Time For Review.    MLS acknowledges and states that he has been given a period of at least twenty-one (21) days in which to consider the terms of this Agreement.

        10.    Time To Revoke.    MLS acknowledges that he has the right to revoke this Agreement at any time within seven (7) days after signing it, by providing written notice to Ellen Spangler at the Company's office, and this Agreement is not effective or enforceable until this seven-day revocation period has expired.

        11.    Confidential Information.    MLS agrees not to disclose confidential and proprietary information of the Company or any of its affiliates to any third party, except in response to a valid order of a court or other governmental body of the United States, and only after providing the Company notice and the opportunity to respond to such third parties regarding such disclosure. Confidential and proprietary information includes, but is not limited to, identity of customers, vendors and suppliers, marketing methods, prices and business strategies, and all actual property, system designs, computer software, compensation benefits of employees and other items of employment.

        12.    Return Of Company Property.    MLS represents and warrants that he has returned all documents related to his employment with the Company, including, without limitation, all files, training materials, policies and procedures, notebooks, handbooks, customer lists, mailing lists, account information, credit cards, phone cards, cellular phones, automobiles and all other tangible or intangible property belonging to the Company and relating to his employment. MLS further warrants and represents that he has not retained copies of such property.

        13.    Future Cooperation.    MLS agrees to cooperate fully with the Company concerning any business, legal or litigation matters about which he had knowledge during his employment, including any requested travel or appearances.

        14.    Governing Law.    This Agreement is governed by the laws of the State of Colorado. Except as provided in paragraph 4(e) above, any dispute arising out of or under this Agreement shall be resolved in an arbitration proceeding brought under the American Arbitration Association rules and procedures in effect at the time the proceeding is initiated and shall be heard in Denver, Colorado. MLS hereby consents to such jurisdiction and venue.

        15.    Entire Agreement.    This Agreement constitutes the entire understanding of the parties on the subjects covered relating to the termination of MLS's employment. It supersedes all other agreements and understandings between parties relating to the subject matter contained in this Agreement.

        16.    Severability.    If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions. On the contrary, such remaining provisions shall be fully severable and this Agreement shall be construed and in force as if such invalid provisions never had been inserted in the Agreement.

        17.    Voluntary Agreement.    MLS expressly warrants that he has read and fully understands this Agreement, MLS has had the opportunity, if he wishes, to consult with legal counsel of MLS's own choosing, and the terms of this Agreement have been fully explained to him. MLS has been given a reasonable amount of time in which to decide whether to sign this Agreement, MLS has not entered into this Agreement in reliance on any promises, representations or inducements other than those contained in this Agreement, and MLS is executing this Agreement voluntarily, free of any duress or coercion.

Dated:	12/7/04	UNITEDGLOBALCOM, INC.
/s/ MICHAEL T. FRIES
		By:	Michael T. Fries, President
Dated:	12/6/04	MARK L. SCHNEIDER
/s/ MARK L. SCHNEIDER
I hereby acknowledge and reaffirm the terms of this Agreement.
Dated:	12/30/04	MARK L. SCHNEIDER
/s/ MARK L. SCHNEIDER

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SEVERANCE, NONCOMPETITION, WAIVER AND RELEASE AGREEMENT